Ex 10.3

FIRST AMENDMENT TO

LINDSAY CORPORATION

2015 LONG-TERM INCENTIVE PLAN

WHEREAS, Lindsay Corporation, a Delaware corporation (the “Company”), previously established the 2015 Long-Term Incentive Plan (the “Plan”);

WHEREAS, FASB Accounting Standards Update 2016-09 increased the allowable statutory tax withholding threshold to qualify for equity classification from the minimum statutory withholding requirements to the maximum statutory tax rate in the applicable jurisdiction;

WHEREAS, the Board has determined it is in the Company’s best interest to provide for net share settlement under the Plan subject to the terms and conditions set forth below; and

WHEREAS, Section 16.1 of the Plan authorizes the Board to amend the Plan.

NOW, THEREFORE, the Plan shall be amended as follows:

1.
Section 5.4 shall be deleted in its entirety and replaced with the following:

5.4 Cashless Exercise. To the extent permitted by applicable law, the Option Price and any applicable statutory maximum withholding taxes may be paid from the proceeds of sale through a bank or broker on the date of exercise of some or all of the Shares to which the exercise relates.

2.
Section 13 shall be deleted in its entirety and replaced with the following:

13. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of all such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit. The Fair Market Value of any Shares withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable maximum statutory tax withholding rates.

3.
Capitalized terms used in this First Amendment and not otherwise defined herein shall have the meanings assigned to such terms in the Plan. Except as specifically modified herein, all terms and conditions of the Plan shall remain in effect.

Executed this 18th day of October 2022 by a duly authorized officer of the Company.

LINDSAY CORPORATION

By: /s/ Eric R. Arneson

Name: Eric R. Arneson

Title: General Counsel